EXHIBIT 10.2
Distribution Agreement

Distribution Agreement made this 3rd day of November, 2006 by and between Inverness Medical Innovations, Inc., with offices at 51 Sawyer Road, Suite 200, Waltham, MA 02453 on behalf of itself and its subsidiaries (“Inverness”) and Matritech, Inc., a Delaware corporation with its principal place of business at 330 Nevada Street, Newton, MA 02460 (“Matritech”).

Whereas, the parties are desirous of entering into arrangements for the distribution by Inverness of the NMP22® BladderChek® Test to OTC Customers in the event that clearance for such sales is obtained from the FDA (as hereinafter defined) in the United States,

Now, therefore, in consideration of the premises and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.0    Definitions

1.1 FDA	means the United States Food and Drug Administration.

1.2 Field	means the non-prescription, over the counter (OTC), direct to consumer market which includes but may not be limited to retail pharmacies.

1.3 Identified
Confidential
Information
means any information or data, regardless of whether it is in tangible form, disclosed by either party (the “disclosing party”) that the disclosing party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within thirty (30) days of disclosure to the other party (the “receiving party”); provided, however, that reports and/or information related to a disclosing party’s business plans, strategies, technology, research and development, current and prospective customers, billing records, and products or services shall be deemed Identified Confidential Information of the disclosing party even if not so marked or identified. Confidential Information shall not include any information which a) can be demonstrated to have been in the public domain or publicly known prior to the date of disclosure by disclosing party; or b) can be demonstrated, from written records, to have been in the receiving party’s possession from another source not under obligation of secrecy to the disclosing party prior to disclosure by the disclosing party; or c) becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the receiving party; or d) can be demonstrated to have been independently developed by the receiving party without the use of the disclosing party’s Confidential Information;

1.4 Products	means Matritech’s NMP22 BladderChek Test, a point of care, urine test, an aid in the detection and management of bladder cancer, and subsequent versions thereof.

1.5 Territory	United States of America.

2.0    Regulatory Approvals

Matritech shall secure all necessary regulatory approvals for the marketing and sale of the Product within the Field in the Territory. Matritech shall be responsible for and shall the conduct of all necessary clinical trials and the submission of all regulatory filings with the FDA or elsewhere to obtain regulatory approvals for marketing and sale of the Product within the Field in the Territory. The first $[ ** ] of the documented costs of any such trials shall be borne by Matritech, after which Inverness shall pay any such costs. Inverness agrees to cooperate with Matritech in its efforts to secure regulatory approval.

3.0    Appointment as Distributor

On the date of this Agreement and subject to commercially reasonable minimum purchase requirements to be negotiated in good faith at a later date, Matritech appoints Inverness as, and Inverness accepts appointment as, Matritech’s exclusive distributor of the Product within the Field in the Territory.

4.0    Orders

Inverness agrees to place all orders for the Product in writing to Matritech for a delivery date at least thirty (30) days after the Order date. Matritech shall use commercially reasonable efforts to deliver the Product on the specified delivery date plus or minus 10 days. Delivery is F.O.B. place of manufacture. Inverness may select carrier for shipment. Transportation and insurance charges, expenses and costs are not included in the prices of the Product. All sales are net thirty days of delivery. Title and risk of loss automatically passes to Inverness when the Product is placed with a common carrier for shipment to Inverness or shipment to another party as directed by Inverness. Inverness agrees to submit to Matritech, on or before the first of each month, non-binding forecasts, advising Matritech of its estimated order activity during the succeeding twelve (12) month period. All Product sold by Inverness shall be sold with the original labels provided by Matritech.

5.0    Price

The price Inverness will pay to purchase the Product from Matritech will be calculated by the parties in good faith prior to the sale thereof such that [ ** ].

6.0    Term and Termination

The term of this Distribution Agreement shall be for five years from the date of this Agreement. Notwithstanding the foregoing, Inverness may terminate this Agreement at any time during the first year with 30 days notice. Thereafter, either party may terminate this Agreement with or without cause during the term on 270 days written notice. This Agreement may be extended by a mutual written agreement entered into at least 270 days prior to the end of the Term.

In addition to the foregoing, either party may terminate this Agreement if the other commits any material breach of any of the provisions of this Agreement and, in the case of such a breach which is capable of remedy, fails to remedy the breach within thirty (30) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied. In the case of such a breach which is not capable of remedy, there will be no opportunity to remedy and this Agreement will terminate upon receipt of such written notice. Either party may also terminate this Agreement if the other shall be adjudicated bankrupt, goes into receivership or trusteeship, makes a voluntary arrangement with its creditors or enters into any similar proceeding of the same nature, goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganization and in such manner that the company resulting from the reorganization effectively agrees to be bound by or to assume the obligations imposed on such party under this Agreement), or ceases, or threatens to cease, to carry on business.

7.0    Warranty

Matritech gives a limited warranty to Inverness that the Product will comply with the specifications contained on its labelling and inserts until the date of expiration of the Product, which is shown on the Product. Matritech specifically disclaims on behalf of itself and any and all of its suppliers and assemblers, all other conditions, warranties and other terms relating to the Product. Matritech further warrants that the Product will not infringe the intellectual property rights related to biologicals of any third party, other than those rights belonging to Inverness. Inverness acknowledges that certain patent and license rights are provided to Matritech under the manufacturing agreement of even date herewith, and agrees to amend such agreement to the extent permissible if necessary to effect this agreement. Except for Matritech’s indemnity regarding biologicals explicitly set forth above, neither party shall provide an indemnity to the other party regarding third party infringement. Except for the preceding warranties in the first sentence of this section, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES OR CONDITIONS OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION THOSE FOR MERCHANTABILITY, SATISFACTORY QUALITY, INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY EXCLUDED.

Inverness agrees that it will not give (or purport to give) or enter into (or purport to enter into) on behalf of Matritech any representation or warranty in relation to the Product except to the extent provided by Matritech in the immediately preceding paragraph. Inverness agrees to indemnify and hold Matritech harmless from and against all liabilities relating to the Product and against all costs and expenses associated with claims in respect of such liabilities, in each case to the extent that the liabilities result from a breach by Inverness of the terms of the preceding sentence.

Inverness may not return Product without prior approval from Matritech, which approval may not be unreasonably withheld. If, however, Product fails to perform in accordance with its specifications then Inverness may return such defective Product within (30) days after notification by Matritech. Inverness' sole remedy in the event Product fails to perform (as documented by Matritech) is the return at Matritech's expense of all or any portion of the Product that failed to perform for a refund of the purchase price paid by Inverness plus applicable shipping expenses.

8.0    Limitation of Liability

EXCEPT AS PROVIDED UNDER WARRANTY ABOVE, EACH PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNTS HAVING BEEN ACTUALLY PAID BY INVERNESS UNDER THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTIAL, MULTIPLE OR PUNITIVE DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER OR NOT FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THIS LIMITATION ON LIABILITY SHALL NOT APPLY TO DAMAGES ARISING FROM INFRINGEMENT OR BREACH OF THE CONFIDENTIALITY OBLIGATIONS OF EITHER PARTY.

9.0    Product Liability Insurance

Each party shall carry products liability insurance with respect to the Product sold or distributed by it in such amounts and against such risks and losses as are commercially reasonable. Each party shall be solely responsible for any premium for such insurance.

10.0    Indemnification

Each of the parties agree to indemnify, defend and hold the other party harmless against any cost, loss, liability, or expense (including attorneys’ fees) arising out of any third party claim, resulting from or relating to any breach of this Agreement; provided that the indemnifying party is notified promptly in writing of the claim, has sole control over its defense or settlement, and the party seeking indemnification provides reasonable assistance in the defense of the same. Each party agrees, that it will not settle any such claims, unless such settlement does not adversely affect the other party’s rights under this Agreement or requires the indemnified party to perform any actions.

11.0    Confidentiality

Except in accordance with the terms of this Agreement, neither party shall, either during the period of this Agreement or at any subsequent time, disclose to any other person any Identified Confidential Information disclosed to it by the other party under this Agreement, and each party shall use commercially reasonable efforts, and in any event at least as rigorous as those it uses to protect its own confidential information, to keep the other party’s Identified Confidential Information confidential.

12.0    Assignment

This Agreement is personal to the parties and neither of them may, without the written consent of the other, assign or transfer any of its rights, or sub-contract or otherwise delegate any of its obligations, under this Agreement; provided, however, that a party may assign this Agreement to an entity or person who acquires all or substantially all of its business (or segment, such as Matritech’s NMP22 product line) by merger, sale of assets or otherwise. Notwithstanding the foregoing, neither party may assign this Agreement to any competitor of the other party (that is, neither party may assign it to any company which sells bladder cancer diagnostic tests) without the prior written consent of such party, which consent may be withheld by such party in its sole discretion. Any attempted assignment, delegation or transfer by a party in violation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on the parties and their successors and assigns.

13.    Miscellaneous

Each of the parties agrees to comply with all applicable governmental laws, rules, regulations and policies. This Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts without giving effect to its conflicts of law principles. Each of the parties consents to venue and jurisdiction in any court of competent jurisdiction sitting within the Commonwealth of Massachusetts.

In witness whereof, the parties executed this Agreement as of the date first above written.

Matritech, Inc.	Inverness Medical Innovations, Inc.

By: /s/ Stephen D. Chubb	By: /s/ Ron Zwanziger
Its:_ CEO	Its:_ CEO

By: /s/ Anne Warner__ _____________
Its: _Asst. Sec’y___________________